                                        EXHIBIT 12
                     COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                             Six Months Ended      Three Months Ended
                                           June 30     June 30     June 30    June 30
                                            2003        2002         2003        2002
                                           --------    --------    --------    --------
                                           (Thousands of Dollars, except ratio amounts)
Income before income taxes,
      extraordinary item and cumulative
      effect of accounting changes         $25,433     $22,361     $ 6,535     $ 7,891
Amortization of capitalized interest         1,396       1,450         697         729
Interest expense                            23,275      15,924      13,114       7,889
Interest portion of rental expense             627         749         313          66
                                           --------    --------    --------    --------
Earnings                                   $50,731     $40,484     $20,659     $16,575
                                           ========    ========    ========    ========
Interest                                   $22,992     $16,107     $13,158     $ 7,944
Interest portion of rental expense             627         749         313          66
                                           --------    --------    --------    --------
Fixed Charges                              $23,619     $16,856     $13,471     $ 8,010
                                           ========    ========    ========    ========
Ratio of Earnings to Fixed Charges            2.15        2.40        1.53        2.07
                                           ========    ========    ========    ========